GEOLOGICAL EVALUATION OF GOLD CLAIMS

                                     IN

                             PLUMAS COUNTY, CALIFORNIA










                                      EXHIBIT A

Stickel & Associates

        P.O. Box 91, Tustin, CA 92681                       (714) 751-4742

                                                            May 14, 1985

Minerals, Mining and Energy Corp.
7750 El Camino Real, Suite K
Rancho La Costa, California 92008

Attention: Stewart Douglas, President:

  Subject:           Review of Literature and Inspection
                     Of Gold Claims in Plumas County,
                     California, Blackhawk, Alan, MMC
                     And Dean Lode Claims Consisting of
                     750 Acres.

  References:      1)   Geology of the Pulga and Bucks Lake
                        Quadrangles, Butte and Plumas Counties,
                        California, USGC Prof. Paper 731,
                        Date 1973.

                   2)  Examination and Sampling of the Black-
                       hawk and Section 13 Claims, Plumas
                       County, California, by Wm. H. Bird,
                       Date June 1, 1976.

                    3)  Bucks Lake Quadrangle, Map, USGS,
                        1:62,500, date 1950.

Gentlemen:

This letter presents our present geological engineering evaluation of the subject gold and silver claims that are located in Plumas County, California.

We visited and inspected the property on April 19 and 20, 1985. The property consists of approximately 750 acres of lode claims with a reported overlying of a few placer claims. The properties lie about 5 and 11 miles directly west of Quincy on the Bucks Lake Road.

The claims are named Blackhwk, Alan, MMC, Dean.  The Blackhawk, Alan, and
MMC lie in Section 21, 22 and 27 of   T2411, R8E.  The Dean claims lie in the
northwest corner of Section 13, T2411, R8E.
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Letter Report
MM&E Corporation
May 14, 1985
Page 2

GEOLOGY

These claims lie along the southwest and northwest borders of a northwest trending zone or band of highly fractured peridotite altered to serpentine. Broad fault zones bound the peridotite bodies or bands and there are no indications of heat alteration. There has been no production from hard rock mining, however, significant placer hydraulicking and sluicing has occurred. The placer deposits occur in two periods of erosion, the Present and the Tertiary. Although concentrations of gold have only been found in the Blackhawk and Dean claims, it does occur scattered throughout the peridotite.

PRESENCE OF GOLD AND SILVER

Reference 2 indicates that there is a conservative 10,000,000 tons of hard rock ore reserves. Rock chip and channel samples were obtained from 10 to 50 foot sections of road cuts and outcrops on these claims and it is reported "consistently assayed high in gold (Au)." The highest gold value was
2.80 oz/ton, however, the overall average was .7 oz/ ton. Silver (Ag) ranged from a trace to 2.62 oz/ton. These values varied greatly, depending upon the freshness of the outcrop. Assays also indicated the presence of platinoid metals.

Total amount of gold and silver in these claims is 7,000,000 oz. of gold and 19,000,000 oz. of silver. These figures were compiled from data presented in Reference 2.

It is reported that during the summer of 1983, approximately $30,000 worth of placer gold was dredged from one of the creeks flowing through the Blackhawk claims. This gold was dredged from an area of the creek about 100 yards long.

Stickel & Associates warrant that our services are performed, within the limits described by our clients, with the usual thoroughness and competence of the geological engineering profession. No other warranty or representation, either expressed or implied, is included or intended in our proposals or reports or contracts.

Letter Report
MM&E Corporation
May 14, 1985
Page 3

We appreciate the opportunity of presenting this report. If you have any questions, please contact this office.

Very truly yours,

STICKEL & ASSOCIATES


s/J.F. Stickel
___________________
J.F. Stickel, RG 2999

JFS/hr






                                                                April 25, 1986

It is our opinion that the described and proven "indicated" ore reserves are based on data as described above.

                                           STICKEL & ASSOCIATES


                                              s/J.F. Stickel
                                           ___________________
                                           J.F. Stickel, RG 2999